Exhibit 10.30

VIRTUS INVESTMENT PARTNERS, INC.

PERFORMANCE SHARE UNITS AGREEMENT

Virtus Investment Partners, Inc. (“Company”) hereby grants to the Participant named below a Performance Share Unit award (“Performance Share Unit Award”), each Performance Share Unit representing the right to receive a Restricted Stock Unit or, in certain instances expressly set forth below, a share of common stock of the Company, par value $0.01 per share (a “Common Share”), as applicable, in accordance with and subject to the terms and restrictions of this Agreement (the “Agreement”) and the Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan (“Plan”), which is incorporated by reference and made a part of this Agreement. In the event that the Performance Goals are met, upon the expiration of the Performance Cycle, the Company shall grant to the Participant a Restricted Stock Unit award (“Restricted Stock Unit Award”), each Restricted Stock Unit representing the right to receive a Common Share in accordance with and subject to the terms and restrictions of this Agreement and the Plan. (For purposes of this Agreement, Performance Share Unit Awards and Restricted Stock Unit Awards, collectively shall be referred to as the “Awards”).

This is the first page of the Agreement which describes the Performance Share Units granted to you, and Restricted Stock Units which may be granted to you, hereby and which constitutes a legal agreement between you and the Company.

1.	Participant Name:

2.	Performance Share Unit Award Date: , 20

3.	Target Number of Performance Share Units:

4.	Performance Cycle: , 20 to , 20

5.	Restricted Stock Unit Award Date: , 20

6.	Number of Restricted Stock Units: To be determined based on calculation under Attachment A

7.	Restriction Stock Unit Vesting Date: , 20

IN WITNESS WHEREOF, Virtus Investment Partners, Inc. and the Participant agree to be bound by the terms and provisions of this Agreement, as of the date noted below.

VIRTUS INVESTMENT PARTNERS, INC.

By:
Title:
Date:	, 20

RECIPIENT:
Name: (Please sign and return this page)

*Note: This Agreement is not valid unless signed on behalf of the Company by an Executive Officer of the Company and accepted electronically through Stock Plan Services Administrator.

ARTICLE I

PERFORMANCE SHARE UNITS

Section 1.1. Performance Share Unit. “Performance Share Unit” means a long-term incentive award representing the right to receive a Restricted Stock Unit or, in certain instances expressly set forth in this Agreement, a Common Share, as described in and subject to the terms of this Agreement and the Plan.

Section 1.2 Calculation of Earned Performance Share Units. The Compensation Committee of the Board of Directors (“Committee”), in its sole discretion, will determine the number of Performance Share Units earned by you at the end of the Performance Cycle, based upon the achievement of the Performance Goals (as generally defined in Section 2.1(cc) of the Plan and specifically set forth in Attachment A to this Agreement), using the calculation set forth in Attachment A to this Agreement. In the event that the Committee has the discretion under the Plan to adjust the Performance Goals or the Performance Cycle with respect to the Performance Share Units, no such discretion shall be exercised in a manner that would serve to increase the amount of compensation that would otherwise have been due upon attainment of the Performance Goal or upon completion of the Performance Cycle (as determined under Treasury Regulation Section 1.162-27(e)(2)(iii)) prior to the exercise of such discretion.

Section 1.3. Determination of Restricted Stock Units. Subject to the terms and conditions of this Agreement, including Section 1.4 and 1.5 below, your entitlement to Restricted Stock Units, if any, will be determined following the conclusion of the Performance Cycle, and your Performance Share Units will convert to such Restricted Stock Units on the Restricted Stock Unit Award Date (the “Conversion”), except as otherwise expressly provided herein. Any Performance Share Units not converted to Restricted Stock Units on the Conversion date under this Section 1.3, and not vested under Sections 1.4 or 1.5 below, are forfeited and you shall have no further rights therein.

Section 1.4. Termination of Employment.

(a) If your employment with the Company terminates prior to the end of the Performance Cycle, or after the end of the Performance Cycle but prior to the Restricted Stock Unit Award Date, due to death, Disability, or Retirement (as these terms are defined in the Plan) or an involuntary termination that qualifies you for severance pay and severance benefits under a Company approved severance plan, arrangement or agreement with the Company, all as conclusively determined by the Company, you shall be eligible to receive a prorated Performance Share Unit Award based on the actual achievement of the Performance Goals for the full Performance Cycle, multiplied by the ratio of (1) the number of days that you were actively employed by the Company since the Performance Share Unit Award Date divided by (2) the number of days during the period beginning on the Performance Share Unit Award Date and ending on the Restricted Stock Unit Vesting Date. Distribution of the Common Shares underlying the Performance Share Units, if any, to which you are entitled under this Section 1.4(a) shall be distributed within 90 days following the end of the Performance Cycle. The balance of the Performance Share Units are forfeited and you shall have no further rights therein.

(b) If your employment with the Company terminates prior to the end of the Performance Cycle, or after the end of the Performance Cycle but prior to the Restricted Stock Award Date, due to any reason other than those expressly identified in Section 1.4(a) of this Agreement, then except only as provided in Section 1.5 below in connection with a Change in Control, all Performance Share Units under this Agreement shall be forfeited as of your termination date and you shall have no further rights therein.

Section 1.5 Change in Control While Performance Share Units Remain Outstanding.

Subject to Section 11.2 of the Plan, in the event a Change in Control (as defined in the Plan) occurs before the end of the Performance Cycle and prior to any termination of your employment with the Company, then (i) the Performance Goals shall be deemed to have been met at, and your Performance Share Units shall vest at, the “Target” level (each as set forth in Attachment A), (ii) the Performance Share Units so vested shall not be subject to proration, and (iii) the Common Shares underlying such vested Performance Share Units shall be distributed to you within 90 days following the end of the Performance Cycle, unless any such distribution cannot be made because the Change in Control does not constitute a change in control as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then such distribution of the Common Shares shall be made at the next event, occurrence or date at which such distribution could be made in compliance with the requirements of Section 409A of the Code.

ARTICLE II

RESTRICTED STOCK UNITS

Section 2.1. Restricted Stock Unit. “Restricted Stock Unit” means a long-term incentive award representing the right to receive a Common Share as described in and subject to the terms of this Agreement and the Plan. You will have voting rights with respect to the Common Shares that underlie your Restricted Stock Units only if and to the extent such Common Shares have actually been issued to you.

Section 2.2 Calculation Restricted Stock Units. The Committee, in its sole discretion, will determine the number of Performance Share Units that will be converted to Restricted Stock Units under Section 1.2 of the Agreement, using the calculation set forth in Attachment A to this Agreement.

Section 2.3. Vesting. Subject to the terms and conditions of this Agreement, your Restricted Stock Units will vest on the Restricted Stock Unit Vesting Date specified on page 1 of this Agreement (i.e., the two-year anniversary of the Restricted Stock Unit Award), provided that you remain employed by the Company until such date, except as otherwise expressly provided herein.

Section 2.4. Termination of Employment.

(a) If your employment with the Company terminates prior to the Restricted Stock Unit Vesting Date due to death, Disability, or Retirement (as these terms are defined in the Plan) or an involuntary termination that qualifies you for severance pay and severance benefits under a

Company approved severance plan, arrangement or agreement with the Company, all as conclusively determined by the Company, you shall be eligible to receive a prorated Restricted Stock Unit Award in an amount equal to the product of the number of Restricted Stock Units awarded, multiplied by the ratio of (1) the number of days that you were actively employed by the Company since the Performance Share Unit Award Date divided by (2) the number of days during the period beginning on the Performance Share Unit Award Date and ending on the Restricted Stock Unit Vesting Date. Distribution of the Common Shares underlying the prorated Restricted Stock Unit Award to which you are entitled under this Section 2.4(a) shall be distributed within 90 days following your termination of employment. The balance of any Restricted Stock Units are forfeited and you shall have no further rights therein.

(b) If your employment with the Company terminates prior to the Restricted Stock Unit Vesting Date due to any reason other than those expressly identified in Section 2.4(a) above, then except only as provided in Section 2.5 below in connection with a Change in Control, all Restricted Stock Units shall be forfeited as of your termination date and you shall have no rights therein.

Section 2.5 Change in Control. Subject to Section 11.2 of the Plan, in the event a Change in Control (as defined in the Plan) occurs after the end of the Performance Cycle (regardless of whether the Conversion has occurred) and prior to any termination of your employment with the Company, the Restricted Stock Units to which you are entitled under Section 2.2 above and which are then outstanding will automatically vest to the extent not then vested. The Common Shares underlying such vested Restricted Stock Units shall be distributed within 30 days following the Change in Control, unless any such distribution cannot be made because the Change in Control does not constitute a change in control as defined under Section 409A of the Code, then such distribution of the Common Shares shall be made at the next event, occurrence or date at which such distribution could be made in compliance with the requirements of Section 409A of the Code.

ARTICLE III

RIGHTS AND SETTLEMENT

Section 3.1. Rights as a Shareholder. Your Performance Share Units and Restricted Stock Units will not give you any right to vote on any matter submitted to the Company’s stockholders. You will have voting rights with respect to the Common Shares that underlie your Performance Share Units and/or Restricted Stock Units only if and to the extent the shares have actually been issued to you.

Section 3.2. Restrictions on Transferability. You will not have any right to sell, assign, transfer, pledge, hypothecate or otherwise encumber your Performance Share Units and/or Restricted Stock Units. Any attempt to effect any of the preceding in violation of this Section 3.2, whether voluntary or involuntary, will be void.

Section 3.3. Dividend Equivalents. The Company will credit each of your outstanding Performance Share Units or Restricted Stock Units, as applicable, with Dividend Equivalents. A “Dividend Equivalent” is an amount equal to the cash dividend payable per Common Share multiplied by the number of Common Shares then underlying such outstanding Performance

Share Units or Restricted Stock Units, as applicable. Such amount shall be credited to a book entry account on your behalf at the time the Company pays any cash dividend on its Common Shares. Your rights in any such Dividend Equivalents shall vest at the same time as, and only to the extent, that the underlying Performance Share Units or Restricted Stock Units, as applicable, vest and shall be distributed at the same time as, and only to the extent, the related Common Shares are to be distributed to you in accordance with this Agreement and to which such Dividend Equivalents apply.

Section 3.4. Interest Credits. Interest will be credited on such Dividend Equivalents, for each “Crediting Period”, beginning with the date any such Dividend Equivalent is first credited to you under Section 3.3 above and until distribution of the related Common Shares hereunder at, unless otherwise determined by the Committee, the mid-term Applicable Federal Rate (as determined under Section 1274(d) of the Code) in effect on the first day of such Crediting Period. A Crediting Period shall mean August 1 of one calendar year to July 31 of the subsequent calendar year (or, if earlier, the date on which distribution is made hereunder). Your rights in any such Interest Credits shall vest at the same time as, and only to the extent, that the underlying Performance Share Units or Restricted Stock Units, as applicable, vest and shall be distributed at the same time as, and only to the extent, the related Common Shares are to be distributed to you in accordance with this Agreement and to which such Interest Credits apply.

Section 3.5. Settlement of Your Restricted Stock Units. If you become vested in your Restricted Stock Units on the Restricted Stock Unit Vesting Date, the Company will deliver to you the number of Common Shares then underlying your vested Restricted Stock Units within 90 days following the Restricted Stock Units Vesting Date.

Section 3.6. Adjustment Due to Change in Capitalization. If any Adjustment Event occurs while any Performance Share Units or Restricted Stock Units are outstanding, the number of Common Shares underlying each outstanding Performance Share Unit or Restricted Stock Unit, as applicable, shall be appropriately and equitably adjusted as provided in the Plan.

ARTICLE IV

ADMINISTRATION

Section 4.1. Administration. The Committee is authorized to interpret your Awards and this Agreement and to make all other determinations necessary or advisable for the administration and interpretation of your Awards to carry out its provisions and purposes. Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions of this Agreement shall be final, binding and conclusive for all purposes and upon all persons. The Committee may consult with legal counsel, who may be counsel to the Committee or the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

ARTICLE V

MISCELLANEOUS

Section 5.1. Tax Withholding. The Company will have the power to withhold, or require you to remit to the Company promptly upon notification of the amount due, an amount sufficient to satisfy Federal, state and local withholding tax requirements with respect to your Award (or settlement thereof), and delivery of Common Shares shall not occur until such requirements are satisfied. You shall have the right to elect (a) to have Common Shares deliverable in respect of your Award withheld by the Company or (b) to deliver to the Company previously acquired Common Shares, in each case, having a Fair Market Value equal to and sufficient to satisfy your statutory minimum Federal, state and local tax obligation associated with the transaction.

Section 5.2 Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, it is the intention of the parties that this Agreement comply with Section 409A of the Code, and all regulations or other guidance issued thereunder, and this Agreement and the payments of any benefits hereunder will be operated and administered accordingly. However, neither the Company nor the Committee shall have any liability to any person in the event Section 409A of the Code applies to the Awards or any payments hereunder in a transaction that results in adverse tax consequences to the award holder or any beneficiaries or transferees.

Section 5.3. Unsecured Creditor Status and Assignment Prohibition. These Awards are provided under an entirely unfunded arrangement and no provision shall at any time be made with respect to segregating any assets of the Company or any affiliate for payment of the Awards hereunder. No employee, beneficiary, surviving spouse or any other person shall have any interest in any particular assets of the Company or any affiliate by reason of the right to receive the Awards and any such employee, beneficiary, surviving spouse or other person shall have only the rights of a general unsecured creditor with respect to the Awards.

Prior to an actual payment and distribution with respect to the Awards, no interest of any person or entity in, or right to receive, an Award shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind; nor shall any such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

Section 5.4. Requirements of Law. The granting of your Awards and the issuance of Common Shares will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

Section 5.5. No Impact on Benefits. Your Awards will not be compensation for purposes of calculating your rights under any employee benefit plan, unless otherwise specifically provided in such other plans.

Section 5.6. Employment. Nothing in this Agreement shall limit the right of the Company or any of its affiliates to terminate your service or otherwise impose upon the Company or any of its affiliates any obligation to continue to employ you. The Company may terminate you at any time, with or without cause.

Section 5.7. Securities Law Compliance. The Company shall have the authority to determine the instruments by which your Awards shall be evidenced. Instruments evidencing your Awards may contain such other provisions as the Company deems advisable. The undersigned understands that the Company has filed with the Securities and Exchange Commission a Form S-8 registration statement under the Securities Act of 1933 with respect to the Plan and the shares covered by this Agreement. The Company will endeavor to keep such registration statement effective, but in the event the Company notifies you that such registration statement is not then effective, you agree to refrain from sales of Common Shares until such time as the Company advises you that such registration statement has become effective.

Section 5.8. Governing Law. This Agreement and your Awards shall be governed by the laws of the State of Connecticut (other than its conflict of law principles).

Section 5.9 Trading Black Out Periods. By entering into this Agreement you expressly agree that: (i) during all periods of your employment with the Company or its affiliates, or while you are otherwise maintained on the payroll of the Company or its affiliates, you agree to abide by all trading “black out” periods with respect to purchases or sales of Company stock or exercises of stock options for the Company’s stock established from time to time by the Company (“Trading Black Out Periods”), and (ii) upon any cessation or termination of your employment with the Company and its affiliates for any reason, you agree that for a period of three (3) months following the effective date of any such termination or cessation of your employment or, if later, for a period of three (3) months following the date as of which you are no longer on the payroll of the Company and its affiliates, you agree to continue to abide by all such Trading Black Out Periods established from time to time by the Company.

Section 5.10 Other. This Agreement is binding on you and your executors, administrators, heirs and personal and legal representatives and on the Company and its successors or assigns.

This Agreement, including the Cover Page and the Plan, contains the entire Agreement and all terms between you and the Company with respect to the Awards, and there are no other understandings, warranties or representations with respect to the Awards.

Any determination or interpretation by the Committee under or pursuant to this Agreement shall be final, binding and conclusive for all purposes and upon all persons affected hereby.

ATTACHMENT A